Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) effective July 1, 2009 (“Effective Date”), is entered into between CENTER FOR WOUND HEALING, INC., a Nevada corporation (the “Company”) with its principal place of business at 155 White Plains Road, Tarrytown, New York 10591, and Michael J. Jakolat (“Executive”) who resides at 17325 W. Westwind Drive, Gurnee, IL 60031, to provide the terms and conditions for Executive’s employment with the Company and its affiliates from time to time (together, the “Group”).

The Company and Executive have agreed that Executive will be employed by the Company and will serve as the Company’s Vice President, Finance, upon the terms and conditions set forth below.

Accordingly, and in consideration of the mutual obligations set forth in this Agreement, which Executive and the Company agree are sufficient, Executive and the Company agree as follows:

1.            Term of Employment. Subject to the provisions of Paragraph 4 below, the initial term of this Agreement (the “Initial Term”) begins on July 1, 2009 and ends on June 30, 2011. For avoidance of doubt, Executive’s employment by the Company pursuant to this Agreement shall be automatically renewed for an additional twelve (12) months following the end of the Initial Term unless either Executive or the Company has provided written notice of its or his intent not to renew on or before January 1, 2011 (a “Renewal Term”). Following the first Renewal Term, Executive’s employment by the Company pursuant to this Agreement shall be automatically renewed for successive twelve (12) month periods (each, also a “Renewal Term”) following the end of the prior Renewal Term unless either Executive or the Company has provided written notice of its or his intent not to renew prior to the expiration of the prior Renewal Term. Executive’s term of employment under this Agreement (the “Term”) consists of the Initial Term and any Renewal Term(s). For avoidance of doubt, “Term” as used in this Agreement shall not include any Renewal Term(s) unless this Agreement is extended in accordance with this Paragraph 1.

2.            Position and Responsibilities.

(a)
Effective July 1, 2009, Executive shall be employed as the Company’s Vice President, Finance, with the general powers, authority and responsibilities that accompany those positions. Such position and responsibilities will continue unless a change is to them is agreed to by the Executive and the Company.

(b)
As Vice President, Finance, Executive shall report directly to the CEO and shall have the duties and responsibilities that are typically performed by a Vice President, Finance, as well as any other lawful executive duties and executive offices assigned to Executive by the CEO consistent with Executive’s position, the size of the Company and the qualified personnel employed by the Company. Executive agrees to comply with such lawful policies of the Company as may be adopted from time to time as are applicable to him. Executive shall devote his full business time and best efforts to the Company’s business and affairs. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving on the board of one or more universities or charitable organizations (subject to the approval of the CEO, such approval not to be unreasonably withheld), (ii) engaging in charitable activities and community affairs, (iii) managing his personal investments and affairs, and (iv) maintaining a network of business contacts, provided that any such activities listed in (i), (ii), (iii) and (iv) above do not interfere in more than a de minimis manner with the proper performance of his duties and responsibilities hereunder and comply with the limitations set forth in the Company’s Non-Competition, Non-Solicitation and Confidentiality agreement to be signed by Executive along with this Employment Agreement.

(c)
Executive’s principal place of employment shall be the Company’s corporate headquarters, currently located in Tarrytown, New York, but Executive shall be required to engage in reasonable and customary business travel on behalf of the Company including visiting existing facilities owned or operated by the Company.

(d)	Executive’s primary residence shall be in Gurnee, Illinois.

3.            Compensation and Expense Reimbursement.

Executive shall receive the following compensation and/or reimbursement for expenses:

(a)
Base Salary. Executive’s annual base salary for each fiscal year during the Term shall be $260,000, payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time. The CEO will review the Base Salary at least annually and may (or may not) increase it at any time for any reason, in the CEO’s sole discretion. Executive’s Base Salary (as increased from time to time) shall not be reduced without Executive’s written consent.

(b)
Annual Performance Bonus. In addition to the foregoing, Executive shall be eligible to receive an annual cash performance bonus (the “Annual Bonus”) for each fiscal year ending during the Term if Executive remains employed by the Company on the last day of such fiscal year based on the annual EBITDA targets and the Accounts Receivable DSO target as set forth in the Company’s Business Plan. Subject to the provisions of Paragraph 4 hereof, Payment of the Annual Bonus shall be made no later than October 31 after the close of the applicable fiscal year. The amount of Executive’s Annual Bonus shall be established by the CEO in the CEO’s sole discretion following the close of the applicable fiscal year.

(c)
Benefits. Executive shall be eligible to participate in all Company benefit plans and programs as are generally available to the Company’s senior executives, and Executive’s benefits shall be based on the terms of the applicable plans as established by the Company from time to time. Executive shall be entitled to four (4) weeks paid vacation per calendar year, which vacation shall be exercised with due regard to the then current requirements of the Company’s business. Executive’s vacation entitlement may be reviewed by the CEO and increased at the CEO’s discretion.

(d)
Stock Options. Executive was granted options to purchase four hundred thousand (400,000) shares of common stock of the Company under the Company’s “Center for Wound Healing 2006 Stock Option Plan” (the “Option Plan”). The Company represents that such shares are not currently registered, but agrees to provide Executive with “piggyback” registration rights on all options then granted to the Executive should the Company register the shares of any shareholder or warrant holder of the Company’s stock, and shall enter into a Registration Rights Agreement reasonably acceptable to Executive providing for such “piggyback” registration rights. The terms of such option grant shall be as follows:

(i)          Time Vesting. 250,000 of the 400,000 shares are fully vested upon execution of this Employment Agreement.

(ii)         Performance Vesting. The remaining 150,000 Performance Vesting Options will vest as follows:

(A)
If the Company achieves the annual EBITDA targets and the annual Accounts Receivable DSO target as set forth in the Company’s Business Plan for fiscal year ending June 30, 2010, then Executive’s option to purchase 100,000 shares of the Company’s common stock shall vest as of the last day of the applicable Quarter.

(B)
If the Company achieves the annual EBITDA targets and the annual Accounts Receivable DSO target as set forth in the Company’s Business Plan for fiscal year ending June 30, 2011, then Executive’s option to purchase 50,000 shares of the Company’s common stock shall vest as of the last day of the applicable Quarter.

(C)
The Company’s EBITDA shall be calculated by reference to the Company’s Form 10K following the review of such Form 10K by the Company’s outside accountants. In the absence of fraud by Executive, the EBITDA calculated in the manner set forth in this subparagraph shall be conclusive with respect to the whether any of the vesting thresholds provided in Paragraph 3(g)(ii)(A-D) have been met.

(iii)          Change in Control. All of Executive’s options shall become fully vested and exercisable immediately before the effective time of a Change in Control as defined in Paragraph 4(a)(v) below.

(iv)          Term of Option. Executive’s options shall remain outstanding for five (5) years following its date of grant. To the extent Executive’s options have vested at the time of his termination of employment, his options shall remain outstanding until the earlier of the end of the option term or the date on which Executive exercises his option.

(e)
Expense Reimbursement. Executive shall be entitled to receive prompt reimbursement from the Company of all travel, tolls, parking, entertainment and out-of-pocket expenses which are reasonably and necessarily incurred by Executive in the performance of his duties hereunder; provided, however, that Executive properly accounts for such expenses in accordance with Company’s policies as in effect from time to time. The Company, upon the sole approval of the CEO, will reimburse Executive for the cost of a round-trip flight (coach fare) between Chicago, IL and any New York Metro area airport for an immediate family member; provided, however. Executive remains at the Company’s corporate headquarters for two consecutive weeks. Annual dues for AICPA and FEI will also be reimbursed by the Company as well as all continuing education costs necessary to maintain Executive’s existing certifications. All approved reimbursements shall be paid within a reasonable time (not later than March 15 of Employee’s taxable year following the taxable year in which an expense was incurred) following the presentation by Employee of appropriate documentation to the Company. The amount of expenses eligible for reimbursement during any taxable year of Employee under this Agreement will not affect the expenses eligible for reimbursement in any other taxable year of Employee, and Employee’s right to reimbursement of expenses is not subject to liquidation or exchange for another benefit.

4.           Termination.

(a)	Termination of Employment.

(i)            Termination by the Company for Cause. The CEO may terminate Executive’s employment for Cause at any time upon written notice. “Cause” means any of the following: (1) Executive’s material breach of this Agreement, breach of fiduciary duty having a material adverse impact on the Company, material breach of the Company’s employment policies applicable to him, or refusal to follow the lawful directives of the CEO consistent with this Agreement that is not corrected (to the extent correctable) within ten (10) days after delivery of written notice to Executive with respect to such breach; (2) Executive’s material breach of a fiduciary duty to the Company, material breach of the Company’s employment policies applicable to him, refusal to follow the lawful directives of the CEO consistent with this Agreement, or repeated breach of the same provision of this Agreement, each on more than two (2) occasions, regardless of whether such breach has been or may be corrected; (3) Executive’s indictment for or conviction of a felony or any crime involving fraud; (4) Executive’s misappropriation of funds or material property of the Company or any member of the Group; or (5) Executive’s material dishonesty, disloyalty, or willful misconduct. Notwithstanding the foregoing, any act, or failure to act, based upon the advice of counsel to the Company shall be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company, and shall not constitute Cause as defined herein.

(ii)           Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause upon at least thirty (30) days’ prior written notice to Executive.

(iii)          Death or Disability. Executive’s employment by the Company will immediately terminate upon Executive’s death and at the option of either Executive or the Company, exercisable upon written notice to the other party, may terminate upon the Executive’s Disability. For purposes of this Agreement, “Disability” will occur if (1) Executive becomes eligible for benefits under a long-term disability policy provided by the Company, or (2) Executive has become unable, due to physical or mental illness or incapacity, to substantially perform the essential duties of Executive’s employment, with or without reasonable accommodation, for a period of (A) 90 consecutive days or any consecutive waiting period during which Executive is not eligible for long-term disability income benefits pursuant to disability income policies provided by the Company, whichever is less; or (B) or an aggregate of 120 days during any consecutive 12 month period, as determined by an independent physician approved by the Company and Executive. Executive agrees to be examined at the request of the Company by such independent physician upon reasonable notice.

(iv)        Termination by Executive for Good Reason. Executive may terminate his employment for Good Reason at any time upon written notice to the Company. “Good Reason” shall mean the occurrence, during the Term, of any of the following actions or failures to act, but in each case only if (1) Executive objects in writing within thirty (30) days of Executive having actual knowledge of such event, and (2) with respect to subsections 1-5 below, such occurrence is not corrected (if correctable) by the Company within ten (10) days after delivery of written notice to the CEO with respect to such occurrence: (1) a material change in Executive’s duties, reporting responsibilities, titles or elected or appointed offices as in effect immediately prior to the effective date of such change; (2) any reduction in or failure to pay when due any compensation or expense reimbursement to which Executive is entitled pursuant to this Agreement; (3) requirement by the Company for the Executive to relocate his primary residence; (4) the Company’s breach of any material term of this Agreement.

(v)         Termination as a result of a Change in Control. Executive may terminate Executive’s employment under this Agreement within 60 days of the occurrence of a Change in Control, as defined herein. The term “Change in Control” means: a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as:

(A)
any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 45% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor to the Company, provided, however, that for purposes of this definition, the following transactions shall not constitute a Change in Control: (1) any acquisition directly from the Company through a public offering or private placement of shares of common stock (2) any acquisition by the Company or an Affiliate, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (D) of this definition.

(B)	the consummation of a sale or disposition (through one or more transactions) of 50% or more of the assets or business of the Company; or

(C)
the consummation of any reorganization, merger, consolidation or share exchange unless (1) the persons who were the beneficial owners of the outstanding Shares of the common stock of the Company immediately before the consummation of such transaction beneficially own more than 60% of the outstanding Shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (2) the number of Shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Paragraph 4(a)(v)(D)(l) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned Shares of the Company’s common stock immediately before the consummation of such transaction, provided (3) the percentage described in Paragraph 4(a)(v)(D)(l) of the beneficially owned shares of the successor or survivor corporation and the number described in Paragraph 4(a)(v)(D)(2) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of Shares of common stock of the Company by the persons described in Paragraph 4(a)(v)(D)(l) immediately before the consummation of such transaction.

(vi)          Termination by Executive without Good Reason. Executive may terminate his employment under this Agreement without Good Reason upon at least ninety (90) days’ prior written notice to the Company.

(b)	Consequences of Termination of Employment.

(i)            Termination by the Company without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment without Cause or provides written notice of its intent not to renew as described in Paragraph 1, or if Executive terminates his employment for Good Reason at any time during the Term, Executive shall receive the benefits described in this Paragraph 4(b)(i), provided Executive executes a release (in a form acceptable to the Company) of all claims he has or may have against the Company. If Executive receives the benefits set forth in this Paragraph 4(b)(i), Executive shall not be eligible for severance benefits from any other plan, program or policy of the Company then in effect.

1.           Continuation of Base Salary. Executive shall be entitled to continuation of Executive’s then-existing Base Salary for a period of twelve months after the termination of his active employment.

2.           Salary and Bonus due Executive. Executive shall receive any accrued but unpaid Base Salary and any Annual Bonus earned for any prior year(s) but not yet paid.

3.           Pro-Rata Payment of Annual Bonus. Executive shall be entitled to a pro-rata amount of his Annual Bonus for the fiscal year in which his employment terminates equal to his Target Annual Bonus times the number of days elapsed in the applicable fiscal year divided by 365, payable not later than two and one-half (2 Vz) months after the close of the applicable fiscal year.

4.           Payment of Employment Benefits. Executive shall be entitled to payment of any accrued employment benefits to which he might be entitled pursuant to this Agreement, including, without limitation, payment for any vacation not yet used during the calendar year in which the termination of employment takes place, pro-rated to the termination date. In addition, for a period of six (6) months following Executive’s termination of employment, the Company shall continue Executive’s (including Executive’s family) participation in any health or medical benefit plan(s) in which he was participating prior to his termination of employment, at the Company’s expense, if permitted by the terms and conditions of such plans; If such plans do not permit Executive’s continued participation, then the Company shall reimburse Executive for amounts actually incurred by him for continuation coverage under such plans pursuant to COBRA for a period of six (6) months. Reimbursements under this paragraph shall be paid promptly and in all events not later than March 15 of Employee’s taxable year following the taxable year in which the applicable expenses were incurred. The amount of expenses eligible for reimbursement during any taxable year of Employee under this Agreement will not affect the expenses eligible for reimbursement in any other taxable year of Employee, and Employee’s right to reimbursement of expenses is not subject to liquidation or exchange for another benefit.

5.           Vesting of Stock Options. Any unvested Stock Options pursuant to Paragraph 3(d)(i) hereof shall immediately vest and become exercisable pursuant to the applicable Stock Option Agreement(s) for such options. In addition to the foregoing, should the Company’s Adjusted EBITDA for the Quarter during which such termination takes place meet the applicable Adjusted EBITDA vesting thresholds required by Paragraph 3(d)(ii), then any unvested options that would have vested as a result of the Company’s achieving such Adjusted EBITDA threshold shall vest and become exercisable pursuant to the Stock Option Agreement for such options.

(ii)           Termination by the Company for Cause. If Executive’s employment with the Company is terminated by the Company for Cause, Executive shall receive (A) any accrued but unpaid Base Salary through the Term or twelve months, whichever is less; (B) any Annual Bonus earned for any prior year(s) but not yet paid; and (C) payment of any accrued employment benefits to which he might be entitled pursuant to this Agreement. Nothing contained in this sub-paragraph shall limit any right of the Company in law or equity.

(iii)          Termination as a result of a Change in Control. If Executive terminates his employment due to a Change in Control under Paragraph 4(a)(v), Executive shall be entitled to receive the payments and benefits set forth in Paragraph 4(b)(i) above.

(iv)          Termination by Executive without Good Reason. If Executive terminates his employment due to Paragraph 4(a)(vi), Executive shall be entitled to receive the payments and benefits set forth in Paragraph 4(b)(1) subparagraphs 1, 2, 3, and 4 only. Continuation of Executive’s then-existing Base Salary under Paragraph 4(b)(i)(l) will be offset by any cash earnings Executive generates from any business he becomes associated with for a period of twelve months after the termination of his active employment, including serving as a consultant or as an employee of an NGO firm, educational institution or government agency. If cash earnings are earned as a consultant, cash earnings shall be defined as the Executive’s billed hourly rate paid to Executive less direct expense attributable to the billed hourly rate.

(v)           Transition Period. If termination takes place as a result of Change in Control, by Executive without Good Reason, or by expiration of Term, Executive will remain in active employment and assist the Company, for a period of not more than 90 days after notice of termination or expiration of Term (“Transition Period”), in identifying, securing and training his replacement. Payments and benefits set forth in Paragraph 4(b) will commence at the termination of the Transition Period.

(vi)          Required Delay for Payment to Specified Employees. To the extent necessary to comply with the restriction in Section 409A of the Code concerning payments to specified employees, the first payment to Executive pursuant to this Paragraph 4(b) shall be made at least six months and one day after Executive’s “separation from service” (within the meaning of section 409A of the Code). The first payment shall include any installments that would have been paid previously under Paragraph 4(b) were it not for this special timing rule, plus interest on the delayed installments at an annual rate (compounded monthly) equal to the federal short-term rate (as in effect under Section 1274(d) of the Code on Executive’s separation from service).

5.	Employment Taxes. All payments and other compensation under this Agreement shall be subject to withholding of applicable taxes and other amounts required by law to be withheld.

6.          Indemnification. To the fullest extent permitted by applicable law, the Company shall provide indemnification for Executive under its Articles of Incorporation and Bylaws. Executive shall be covered by the Company’s standard indemnification agreement and by any director’s and officer’s liability insurance policy maintained by the Company, subject to the terms of such agreement and/or policy(ies). The Company shall maintain directors and officer’s liability insurance in amounts appropriate for the Company’s size and business throughout the Term and for a period of three (3) years thereafter.

7.          Successors. The Company shall use commercially reasonable efforts to require (through contractual arrangements or otherwise) any successor to the Company to all or substantially all of the Company’s business and/or assets (whether a direct or indirect successor, and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to assume the obligations under this Agreement. In case of any succession, the term “Company” shall refer to the successor. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. Notwithstanding the foregoing, nothing contained herein shall be construed as authorizing any assignment or other delegation by Executive of his duties hereunder.

8.          No Third-Party Beneficiaries. Except as to any successor as provided in Paragraph 7 above, nothing in this Agreement may confer upon any person or entity not a party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

9.          No Duty to Mitigate. Executive shall not be required to seek new employment or otherwise to mitigate the payments contemplated by this Agreement; provided, however, that the payments contemplated by Paragraph 4(b)(i)(l) of this Agreement (and to the extent such provision is incorporated by reference by any other provision of this Agreement) shall be offset by earnings that Executive may receive as defined in Paragraph 4(b)(iv) during the period in which payments pursuant to Paragraph 4(b)(iv) are being made by the Company. Moreover, any benefits or reimbursement to which Executive is entitled pursuant to Paragraph 4(b)(i)(4) shall cease if Executive obtains comparable heath or medical insurance coverage with another employer. Nothing contained in this Paragraph 9 shall be construed to obligate Executive to pay any amounts to the Company, or to repay any amounts already paid to him by the Company, under any circumstances.

10.        Notice. Notices and other communications between the parties to this Agreement shall be delivered in writing and shall be deemed to have been given when personally delivered or on the third business day after mailing by U.S. registered or certified mail, return receipt requested and postage prepaid, or by a recognized national courier service.

(a)	Notices and other communications not personally delivered to Executive shall be addressed to Executive, at the most recent home address that he provided in writing to the Company.

(b)	Notices and other communications to the Company shall be addressed to the Company’s corporate headquarters, to the attention of the Company’s Secretary.

11.        Waiver and Amendments. No provision of this Agreement may be modified, waived, or discharged, unless the modification, waiver, or discharge is agreed to in writing signed by Executive and by an authorized representative of the Company (other than Executive). Unless specifically characterized as a continuing waiver, no waiver of a condition or provision at any one time may be considered a waiver of the same provision or condition (or any different provision or condition) at any other time.

12.        Ability to Enter this Agreement. Executive represents and warrants that neither the execution and delivery of this Agreement nor the performance of Executive’s services hereunder will conflict with, or result in a breach of any employment or other agreement to which Executive is a party or by which Executive might be bound or affected. Executive further represents and warrants that Executive has full right, power, and authority to enter into and carry out the provisions of this Agreement.

13.        American Jobs Creation Act of 2004. This Agreement shall be construed, administered and interpreted in accordance with a good-faith interpretation of Section 409A of the Code and Section 885 of the American Jobs Creation Act of 2004. If the Company or Executive determines that any provision of this Agreement is or might be inconsistent with such provisions (including any administrative guidance issued thereunder), the parties shall make their best efforts to act in good faith compliance with the requirements of Section 409A of the Code and to agree to such amendments to this Agreement as may be necessary or appropriate to comply with such requirements.

14.        Choice of Law and Exclusive Jurisdiction. This Agreement (including its validity, interpretation, construction, and performance) shall be governed by the laws of the State of New York, without regard to any concerning conflicts or choice of law that might otherwise refer construction or interpretation to the substantive law of another jurisdiction. Any dispute related to or arising from this Agreement, or its construction, formation, or termination, shall be brought exclusively in the state or federal courts for Westchester County, New York, and both the Company and Executive waive any defense of lack of personal jurisdiction in such courts for any action arising from or related to this Agreement.

15.        Section Headings. All headings in this Agreement are inserted for convenience only. Headings do not constitute a part of the Agreement and may not affect the meaning or interpretation of any term or other provision of this Agreement.

16.        Severability and Reformation. Each substantive provision of this Agreement is a separate agreement, independently supported by good and adequate consideration, and is severable from the other provisions of the Agreement. If a court of competent jurisdiction determines that any term or provision of this Agreement is unenforceable, then the other terms and provisions of this Agreement shall remain in full force and effect, and the unenforceable terms or provisions shall be equitably modified to the extent necessary to achieve the underlying purpose in an enforceable way.

17.         Whole Agreement. This Agreement reflects the entire understanding and agreement between the Company and Executive regarding Executive’s employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements, whether oral or written, relating to Executive’s employment with the Company. The respective rights and obligations of the parties to this Agreement shall survive the termination of Executive’s employment to the extent necessary to give such rights and obligations their intended effect.

18.          No Presumption. Each party hereto has participated in the negotiation and drafting of this Agreement and each has been represented throughout to his or its satisfaction by legal counsel of their respective choice. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

19.          Fiscal Year. Should the Company’s fiscal year be modified during the Term, the provisions of this Agreement shall be deemed modified and amended to provide Executive with equivalent rights and benefits to which he would otherwise have been eligible but for such modification.

20.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

(signatures on the next page)

CENTER FOR WOUND HEALING, INC.:

By:	/s/ Andrew G. Barnett
Andrew G. Barnett
Its	CEO
Date	June 21, 2010

EXECUTIVE:

/s/ Michael J. Jakolat
Michael J. Jakolat

Date	June 21, 2010